Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended and presents the pro forma effects of the acquisition (such transaction, the “Acquisition”) by BioSig Technologies, Inc., a Delaware corporation (“BioSig” or the “Company”), of Streamex Exchange Corporation., a company organized under the laws of the Province of British Columbia (“Streamex”) for 109,070,079 exchangeable shares (“Exchangeable Shares”) in its capital stock consideration of $105.5 million completed as of May 28, 2025 (“Closing Date”).

Description of the Acquisition

On May 28, 2025, the Company completed the acquisition of Streamex Exchange Corporation (the “Acquisition”), pursuant to the Share Purchase Agreement dated as of May 23, 2025 (the “Merger Agreement”) and amended on May 27, 2025 under the First Amendment to Share Purchase Agreement (the “Amendment”) by and among the Company, BioSig Technologies, Inc., a Delaware corporation, BST Sub ULC, an unlimited liability company organized under the laws of the Province of British Columbia and a wholly-owned subsidiary of the Company (“ExchangeCo”), 1540875 B.C. Ltd., a company organized under the laws of the Province of British Columbia and a wholly-owned subsidiary of the Company (“Callco”), each shareholder of Streamex (each, a “Shareholder” and, collectively, the “Shareholders”), and 1540873 B.C. Ltd., a company organized under the laws of the Province of British Columbia, as trustee (the “Trustee”) of the trust formed pursuant to the exchange rights agreement to be entered into between the Company, ExchangeCo, CallCo, and the Trustee (the “Exchange Rights Agreement”), the board of directors of the Company and Streamex. Streamex is a software development company based in Vancouver, BC. The Company focuses on building advanced digital tools and platforms that facilitates commodity trading and finance.

Pursuant to the Share Purchase Agreement, the Company, through ExchangeCo, will acquire all of the issued and outstanding shares of Streamex (the “Purchased Shares”) from the Shareholders. In exchange for the Purchased Shares, upon the closing of the Acquisition (the “Closing”), ExchangeCo will issue an aggregate of 109,070,079 exchangeable shares in its capital stock (the “Exchangeable Shares”), at a ratio of 2.046862 Exchangeable Shares for each Purchased Share. The Exchangeable Shares will be exchangeable on a one-for-one basis (the “Exchange Ratio”), subject to certain adjustments, for shares of the Company’s common stock and will carry rights substantially equivalent to the Company’s common stock, as set forth in the Exchange Rights Agreement.

Initially, upon the Closing and in accordance with Nasdaq listing rules, the Exchangeable Shares will not be exchangeable into more than 19.99% of the Company’s outstanding common stock on a pre-transaction basis. Following the Closing, the Company will seek stockholder approval of authorization of an amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock to be issued in connection with (x) the ability for the Exchangeable Shares to exchange their Exchangeable Shares into Parent Common Stock pursuant to the Exchangeable Shares Agreement; (y) issuance of the US Parent Trust Stock and (z) the New Incentive Plan set out in the Share Purchase Agreement (the “Parent Stockholder Matters”). If such approval is obtained, the Shareholders will become entitled to receive, together with the initial issuance, an aggregate total number of shares equal to 75% of the fully diluted shares of the Company’s common stock outstanding as of the date of the Share Purchase Agreement. Following such stockholder approval, the Company’s existing stockholders and holders of common stock equivalents will collectively own 25% of the Company’s fully diluted common stock. However, if the stockholder approval is not obtained prior to the six-month anniversary of the Closing, the Exchange Ratio will be adjusted from 1.0 to 1.25. To the extent required by Nasdaq’s change of control rules and regulations, the Company will file an initial listing application for its common stock.

The boards of directors of the Company and Streamex have each unanimously approved the Share Purchase Agreement and the related transactions and determined that they are advisable, fair to, and in the best interests of their respective entities and stockholders. In connection with the transaction: (i) certain stockholders of the Company will enter into voting agreements (the “Voting Agreement”) agreeing, subject to the terms and conditions therein, to vote their shares in favor of the Parent Stockholder Matters; (ii) the Company, ExchangeCo, CallCo, and the Trustee will enter into the Exchange Rights Agreement, governing the rights of holders of Exchangeable Shares; (iii) the Company, ExchangeCo, and CallCo will enter into a support agreement (the “Support Agreement”), pursuant to which CallCo will agree to exercise call rights under certain circumstances in order to enable holders of Exchangeable Shares to receive shares of the Company’s common stock upon exchange, and ExchangeCo will agree to be bound by such obligations; (iv) at the Closing, Anthony Amato, the Company’s Chief Executive Officer and a director, will resign as Chief Executive Officer and Henry McPhie, co-founder and Chief Executive Officer of Streamex, will be appointed the Company’s new Chief Executive Officer; (v) immediately after the Closing, the board of directors of the Company will be comprised of six members, four designated by the Company, who will be Mr. Amato, Chris Baer, Donald F. Browne, Steven E. Abelman and two designated by Streamex, who will be Mr. McPhie and Morgan Lekstrom, co-founder and Chairman of Streamex, who will also be appointed Chairman of the Company, and Frederick D. Hrkac will resign from the Company’s board; and (vi) the Company will file a Certificate of Designation with the Delaware Secretary of State (the “Special Voting Certificate of Designation”), to authorize a new series of preferred stock designated as “Special Voting Preferred Stock,” which will be held by the Trustee to exercise voting rights for the benefit of the Exchangeable Shareholders in accordance with the Exchange Rights Agreement. The Special Voting Preferred Stock will be delivered to the Trustee following approval of the Parent Stockholder Matters.

The Acquisition has been accounted for in the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2025 as if the Acquisition had occurred on March 31, 2025. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2025, and the period ended December 31, 2024, as if the Acquisition had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Standard Acquisition or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that the Company would have reported had the Streamex been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements due to various factors. The unaudited pro forma condensed combined Balance Sheet does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of the Company.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the Streamex Acquisition. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of Exchangeable Shares and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

This unaudited pro forma combined financial information was based on and should be read in conjunction with:

●	The Company’s historical financial statements and accompanying notes in its Form 10-Q for the three months ended March 31, 2025;

●	The Company’s historical financial statements and accompanying notes in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

●	The audited financial statements of Streamex as of and for the period from incorporation on April 5, 2024 to December 31, 2024;

●	The unaudited financial statements of Streamex as of March 31, 2025 and December 31, 2024 and for the three months ended March 31, 2025.

The unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786. The pro forma adjustments included herein include those adjustments that reflect the accounting for the respective transactions in accordance with U.S. GAAP (“transaction accounting adjustments”). Adjustments to reflect synergies and/or dis-synergies related to the respective transactions (“management adjustments”), which are elective pro forma adjustments under Release No. 33-10786, have not been reflected herein.

The unaudited pro forma combined financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Acquisition had been consummated on the dates indicated, nor is it necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document. The unaudited pro forma combined financial information includes certain non-recurring transaction-related adjustments, as discussed in the accompanying notes.

The unaudited pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for informational purposes only, and is not intended to be a projection of future results. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial information.

BIOSIG TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

(In Thousands, Except Par Value and Share Amounts)

	BioSig	Streamex(1)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$-	$200	$-		$200
Cost of revenue	-	(172)	-		(172)
Gross profit	-	28	-		28

Operating expenses:
Research and development	6	-	-		6
General and administrative	2,957	180	-		3,137
Depreciation and amortization	21	-	1,463	(D)	1,484
Total operating expenses	2,984	180	1,463		4,627

Loss from operations	(2,984)	(152)	(1,463)		(4,599)

Other income (expense)
Gain on settlement and extinguishment of accounts payable	199	-	-		199
Other income (expense), net	(15)	-	-		(15)
Total other income (expense), net	184	-	-		184

Loss before income taxes	(2,800)	(152)	(1,463)		(4,415)

Income taxes (benefit)	-	-	-		-

Net loss	(2,800)	(152)	(1,463)		(4,415)

Non-controlling interest	(12)	-	-		(12)

Net loss attributable to BioSig Technologies, Inc.	(2,812)	(152)	(1,463)		(4,427)

Preferred stock dividend	(2)	-	-		(2)

Net Loss Attributed to common shareholders	$(2,814)	$(152)	$(1,463)		$(4,429)

Other comprehensive income	-	-	-		-

Total comprehensive loss	$(2,814)	$(152)	$(1,463)		$(4,429)

Net loss per common share, basic and diluted	$(0.14)	$-	$-		$(0.21)
Weighted average number of common shares outstanding, basic and diluted	20,787,808				20,787,808

(1)	Translated from CAD to USD using the average exchange rate for the three month period ended March 31, 2025.

BIOSIG TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2024

(In Thousands, Except Par Value and Share Amounts)

	BioSig	Streamex (1)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$40	$-	$-		$40

Operating expenses:
Research and development	832	-	-		832
General and administrative	11,629	1,232	1,410	(B) (C)	14,271
Impairment of long term assets	253	-	-		253
Depreciation and amortization	188	-	5,853	(D)	6,041
Total operating expenses	12,902	1,232	7,263		21,397

Loss from operations	(12,862)	(1,232)	(7,263)		(21,357)

Other income (expense)
Interest income (expense), net	(11)	-	-		(11)
Gain on settlement and extinguishment of accounts payable	2,511	-	-		2,511
Other income (expense), net	23	-	-		23
Total other income (expense), net	2,523	-	-		2,523

Loss before income taxes	(10,339)	(1,232)	(7,263)		(18,834)

Income taxes (benefit)	-	-	-		-

Net loss	(10,339)	(1,232)	(7,263)		(18,834)

Non-controlling interest	9	-	-		9

Net loss attributable to BioSig Technologies, Inc.	(10,330)	(1,232)	(7,263)		(18,825)

Preferred stock dividend	(9)	-	-		(9)
Preferred stock deemed dividend	(174)	-	-		(174)

Net Loss Attributed to common shareholders	$(10,513)	$(1,232)	$(7,263)		$(19,008)

Other comprehensive income	-	58	-		58

Total comprehensive loss	$(10,513)	$(1,174)	$(7,263)		$(18,950)

Net loss per common share, basic and diluted	$(0.75)	$-	$-		$(1.35)
Weighted average number of common shares outstanding, basic and diluted	14,041,748				14,041,748

(1)	Translated from CAD to USD using the average exchange rate for the year ended December 31, 2024.

BIOSIG TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2025

(In Thousands, Except Par Value and Share Amounts)

	BioSig	Streamex(1)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$3,727	$317	$-		$4,044
Accounts receivable	109	62	-		171
Sales tax receivable	-	12	-		12
Prepaid expenses and vendor deposits	150	-	-		150
Total current assets	3,986	391	-		4,377

Property and equipment, net	68	-	-		68
Right-to-use assets, net	55	-	-		55
Patents, net	265	-	-		265
Other assets	44	-	-		44
Intangible assets	-	-	47,500	(A)	47,500
Goodwill	-	-	57,855	(A)	105,355
Total assets	$4,418	$391	$105,355		$110,164

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,507	$248	$-		$1,755
Dividends payable	112	-	-		112
Derivative liability	-	-	105,498	(A)	105,498
Lease liability, short term	60	-	-		60
Total current liabilities	1,679	248	105,498		107,425

Total liabilities

Series C 9% Convertible Preferred Stock	105	-	-		105

Equity
Preferred stock	-	-	-		-
Common stock	24	-	-		24
Share capital	-	1,469	(1,469)	(A)	-
Additional paid in capital	260,738	-	-		260,738
Other comprehensive income	-	58	(58)	(A)	-
Accumulated deficit	(258,157)	(1,384)	1,384	(A)	(258,157)
Total stockholders’ equity	2,605	143	(143)		2,605
Non-controlling interest	29	-	-		29
Total equity	2,634	143	(143)		2,634
Total liabilities and equity	$4,418	$391	$105,355		$110,164

(1)	Translated from Canadian Dollar (“CAD”) to United States Dollar (“USD”) using the exchange rate as of March 31, 2025.

BIOSIG TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 - Accounting for the Acquisition

The Acquisition was accounted for as a business combination using the acquisition method with BioSig as the accounting acquirer in accordance with Accounting Standards Codification Topic 805 (“ASC 805”), Business Combinations. Under ASC 805, assets acquired and liabilities assumed in a business combination are to be recognized and measured at their estimated acquisition date fair value.

Note 2 - Basis of Pro Forma Presentation

Basis of Preparation of the Pro Forma Information

The unaudited pro forma condensed combined balance sheet gives effect to the Streamex Acquisition as if it had occurred on March 31, 2025. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and for the period ended December 31, 2024 give effect to the Acquisition as if the Acquisition had occurred on January 1, 2024.

These unaudited pro forma combined financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The unaudited pro forma combined financial statements are not necessarily indicative of what the actual results of operations or financial position of BioSig would have been if the Acquisition had in fact occurred on the dates or for the periods indicated, nor does it purport to project the results of operations or financial position of BioSig for any future periods or as of any date. The unaudited pro forma combined financial statement does not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

BST Sub ULC (‘ExchangeCo’) and 1540875 B.C. Ltd. (‘CalCo’) are wholly owned Canadian subsidiaries of BioSig Technologies, Inc. formed to facilitate the Share Exchange. ExchangeCo issued the Exchangeable Shares to Streamex shareholders, while CalCo holds a call right to acquire such shares under certain conditions. These entities are consolidated in BioSig’s financial statements and do not materially impact the pro forma financial presentation.

The unaudited pro forma combined financial statements include material estimates and assumptions related to purchase price accounting for the Streamex Acquisition and the fair value estimate of the purchase consideration, as discussed further below.

The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of BioSig and historical financial statement and related notes of Streamex. The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2024 includes acquisition adjustments for certain non-recurring items, including the estimated acquisition-related expenses included in Notes 4.B. and 4.C. below.

Accounting for the Acquisition

The Share Exchange between BioSig and Streamex has been accounted for as a business combination under the acquisition method of accounting in accordance with ASC 805, Business Combinations. BioSig is considered the accounting acquirer based on an evaluation of the facts and circumstances, including:

●	Governance and Control: BioSig retained control of the board of directors and appointed the majority of executive officers of the combined company.
●	Voting Rights: BioSig’s existing shareholders continue to hold voting control through BioSig common stock. The Exchangeable Shares issued to Streamex shareholders are non-voting with respect to BioSig corporate matters and are subject to contractual limitations on exchangeability.
●	Operational Control: BioSig directs the day-to-day operations, financial reporting, and strategic decision-making of the combined entity.
●	Legal Structure: The transaction was structured as a share purchase by BioSig’s wholly owned subsidiary, ExchangeCo, and BioSig remains the SEC registrant and public company.

As the accounting acquirer, BioSig has recorded the assets acquired and liabilities assumed of Streamex at their estimated fair values as of the acquisition date. The excess of the purchase consideration over the fair value of net assets acquired, if any, is recorded as goodwill.

The Exchangeable Shares issued in connection with the Streamex acquisition are classified as derivative liabilities under ASC 815 – Derivatives and Hedging, and will be measured at fair value with changes recognized in earnings each reporting period. The pro forma financial information included in this Current Report reflects this accounting treatment.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and is based on the historical financial statements of BioSig and Streamex. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company as the accounting acquirer, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Acquisition is completed.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, BioSig may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect BioSig’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Acquisition, primarily at their respective fair values, with the excess of the purchase consideration over the fair value of Streamex’s net assets, allocated to goodwill, if any, and added to those of BioSig. Financial statements and reported results of operations of BioSig issued after completion of the Acquisition will reflect these values and will not be retroactively restated to reflect the historical financial position or results of operations of Streamex. The pro forma allocation of purchase consideration and the related fair value of the purchase consideration presented in the unaudited pro forma combined financial information is preliminary and subject to change. The final purchase price allocation will be determined during the measurement period and may differ materially from the amounts reflected in the pro forma information. In accordance with ASC 805, the final allocation will be completed as soon as practicable, but no later than one year after the Closing Date.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred.

The unaudited pro forma combined financial statements do not include any adjustments to the realization of any costs (or cost savings) from operating efficiencies, synergies, or other restructuring activities that might result from the Streamex Acquisition. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances.

The unaudited pro forma combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company.

These unaudited pro forma combined financial statements are presented based on accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical financial statements of BioSig and Streamex were prepared in accordance with U.S. GAAP; the historical financial statements.

Note 3 – Accounting Policies and Reclassifications

Upon consummation of the Streamex Acquisition, the Company performed a comprehensive review of the two entities’ accounting policies. Based on its analysis, the Company did not identify any differences that would have a material impact on the unaudited pro forma combined financial information. As a result, the unaudited pro forma combined financial information does not assume any differences in accounting policies.

Note 4 – Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 and the unaudited condensed combined pro forma statements of operations for the three months ended March 31, 2025 and the period ended December 31, 2024 are as follows:

(A)	Transaction and Estimated Purchase Consideration

Under the Merger Agreement, the preliminary fair value of consideration transferred totals $105.7 million, which consists of 109,070,079 shares of Exchangeable Shares preliminary valued at $105.5 million and assuming $0.2 million of liabilities.

The Exchangeable Shares are exchangeable for BioSig’s common stock on a 1 to 1 basis, and are subject to a 1.25 to 1 adjustment if shareholder approval is not obtained within 6 months. If shareholder approval is obtained, the Exchangeable Shares are structured to mirror the economic and voting rights of BioSig’s common stock. This ensures shareholders receive equivalent rights in distributions and corporate actions. The Exchangeable Shares ultimately are not a Level 1 input since there is no active market for the Exchangeable Shares. While the Exchangeable Shares convert into BioSig common shares, the extent to which the shares convert is contingent on receiving shareholder approval. As a result, a fundamentals-based valuation analysis of Streamex was performed to estimate the preliminary purchase price consideration.

The Exchangeable Shares issued by ExchangeCo in connection with the Share Exchange are classified as derivative liabilities under U.S. GAAP. Although legally issued by a Canadian subsidiary, the Exchangeable Shares are exchangeable into BioSig common stock and include economic rights that are substantially similar to BioSig’s common stock, including rights to dividends, liquidation preferences, and voting (via a Special Voting Preferred Stock held by a trustee). These rights are contingent upon and subject to stockholder approval to exchange the shares into BioSig common stock.

However, because the Exchange Ratio is subject to adjustment from 1.00 to 1.25 BioSig common shares for each Exchangeable Share if shareholder approval is not obtained within six months of issuance, the instrument fails the equity classification criteria in ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity. The variable share adjustment represents a contingent settlement feature that is not solely indexed to BioSig’s own stock for ASC 815 purposes and contains adjustments to the settlement amount that are based on shareholder approval, which is not an input into the pricing of a fixed-for-fixed forward or option on equity shares. In addition, the NASDAQ 19.99% limitation restricts the number of BioSig common shares that can be issued prior to stockholder approval, further contributing to the variable nature of the settlement. Accordingly, the instrument does not qualify for the ASC 815-10-15-74 scope exception and is required to be classified as a liability.

Accordingly, the Exchangeable Shares are initially recognized as a derivative liability  at fair value, measured at $105.5 million as of the acquisition date, and will be remeasured at fair value through earnings each reporting period for as long as shareholder approval has not been obtained and the 19.9% share issuance cap remains in place.

The Company recorded all of its tangible and intangible assets and its liabilities at their preliminary estimated fair values on the acquisition date. The total estimated purchase consideration was $105.5 million. The following represents the allocation of the estimated purchase consideration as if the transaction had occurred on March 31, 2025:

Preliminary Amount Recognized as of the Acquisition Date (In Thousands)
Assets acquired
Cash	$317
Accounts receivable	62
Sales tax receivable	12
Trade name	5,100
Developed technology	40,000
Legal and compliance framework	2,400
Goodwill	57,855
Total assets acquired	$105,746
Liabilities assumed
Accounts payable and accrued expenses	$(248)
Total liabilities assumed	$(248)
Net assets acquired	105,498

The Company has identified trade name, developed technology and legal and compliance framework as intangible assets acquired in the business combination. Trade name was recognized based on its distinct branding and expected contribution to future revenues. Developed technology was recognized for its proprietary protocols and systems enabling tokenization of real-world assets and its integration with decentralized finance platforms. Legal and compliance framework was recognized based on the cost to recreate the regulatory and legal infrastructure necessary for operations. Each of the intangible assets are finite lived intangible assets. Trade name was assigned a useful life of 10 years, developed technology was assigned a useful life of 8 years and legal and compliance framework was assigned a useful life of 7 years.

The Acquisition was recorded as a business combination on a preliminary valuation of assets acquired and liabilities assumed at their acquisition date fair values using unobservable inputs that are supported by little or no market activity and are significant to their fair value of the assets and liabilities (“Level 3” inputs). We expect to complete our purchase price allocation, as well as our fair value estimate of the purchase price consideration as soon as reasonably possible, not to exceed one year from the acquisition date. Adjustments to the preliminary purchase price allocation could be material. Goodwill and intangible assets represent the excess of the purchase price consideration over the preliminary valuation of the net assets acquired.

(B)	CEO Severance Compensation

Represents pro forma adjustment for the severance payment to the former Chief Executive Officer of BioSig as part of his resignation from the post combined company equal to $400,000 payable in instalments over eight months in connection with the Acquisition.

(C)	Stock Issued for Services

Represents pro forma adjustment for the issuance of 200,000 shares of BioSig common stock to consultant in lieu of cash for $1,010,000 in connection with the Acquisition.

(D)	Amortization Expense on Intangible Assets

Represents pro forma adjustment for the amortization expense of $1.5 million for the three months ended March 31, 2025, and $5.9 million for the year ended December 31, 2024, which was recorded based on the estimated useful lives of acquired intangible assets, including trade name (10 years), developed technology (8 years), and legal framework (7 years).